Exhibit 99.1

Citizens Financial Corp has amended it’s 2006 earnings from $2,173,000 to $2,087,000. This change is the result of increasing the allowance for loan losses and annual provision for loan losses by $139,000 to more accurately reflect recent increases in credit risk including a rise in the level of impaired loans. The company has taken steps to improve credit risk management including the adoption of new lending and credit grading policies, establishing workout plans for impaired loans and other loans containing credit weaknesses, and improving the credit analysis and review functions. The total allowance for loan losses at year-end now stands at 1.12%. As a result of this change 2006 earnings per share will be $1.13 rather than $1.18 as initially reported.

Citizens is a one bank holding company which serves much of eastern West Virginia through the six branches of it’s subsidiary, Citizens National Bank, and is headquartered in Elkins, West Virginia. The company’s stock trades on the over the counter bulletin board under the symbol CIWV.